Exhibit 12.1

Statement Regarding Computation of Ratio of Earnings to Fixed Charges

		For the Years Ended December 31,
		2003		2002		2001		2000		1999
		(dollars in thousands)
Income before taxes		$93,202		$92,412		$78,677		$70,238		$61,253
Add: Minority Interests in earnings of subsidiaries		--		--		--		21		41

Income before taxes and minority interests		93,202		92,412		78,677		70,259		61,294
Add: fixed charges		88,392		103,682		157,412		163,182		124,914

Earnings including interest expense - deposits	(a)	181,594		196,094		236,089		233,441		186,208
Less: interest expense - deposits		(51,564)		(68,582)		(118,253)		(123,745)		(96,377)

Earnings excluding interest expenses - deposits	(b)	$130,030		$127,512		$117,836		$109,696		$89,831

Fixed Charges:
Interest expense - deposits		$51,564		$68,582		$118,253		$123,745		$96,377
Interest expense - borrowings		36,828		35,100		39,159		39,437		28,537

Fixed charges including interest expense - deposits	(c)	88,392		103,682		157,412		163,182		124,914
Less: interest expense - deposits		(51,564)		(68,582)		(118,253)		(123,745)		(96,377)

Fixed charges excluding interest expense - deposits	(d)	$36,828		$35,100		$39,159		$39,437		$28,537

Earnings to fixed charges:
Excluding interest on deposits	((b)/(d))	3.53	x	3.63	x	3.01	x	2.78	x	3.15	x
Including interest on deposits	((a)/(c))	2.05		1.89		1.50		1.43		1.49